Exhibit 99.1

News Release

Walter Shephard
Vice President, Finance, Chief Financial Officer, and Treasurer
Voice: 860-704-3955
inquire@zygo.com

For Immediate Release

ZYGO POSTS STRONG SALES & EARNINGS FOR ITS THIRD QUARTER
--- RECORD BACKLOG ---

MIDDLEFIELD, CT, APRIL 27, 2006 – Zygo Corporation (NASDAQ: ZIGO) today announced net sales were $43.0 million and net earnings were $4.1 million, or $0.22 per diluted share, for the third quarter of fiscal 2006. Net earnings for the quarter were favorably impacted by the Company’s high sales volume. Net earnings were also positively impacted by a reduction in the Company’s annual effective tax rate and the recognition of a tax deduction from foreign trading income, which together, amounted to $0.8 million or $0.04 per diluted share.

On March 29, 2006, Zygo Corporation announced that it is planning to restate certain previously issued consolidated financial statements, including the financial statements for the annual and quarterly periods of fiscal 2005 and the first two quarters of fiscal 2006, because of inadvertent accounting errors in the consolidation of its intercompany revenues from certain foreign operations. Until the restatement process is completed, ZYGO will refrain from providing cumulative results for fiscal 2006 and from making comparisons of current financial results with those of prior periods.

Bruce Robinson, ZYGO’s Chairman and CEO, stated, “We are extremely pleased with the strong financial results of the third quarter. I am particularly pleased with the progress we continue to make in regards to our two semiconductor initiatives.”

Orders for the third quarter of fiscal 2006 were $45.3 million resulting in a book-to-bill of 1.05. Orders from the Company’s semiconductor segment accounted for 67% of the orders received, with the industrial segment accounting for 33% of the orders received.

“The results of our third quarter performance continue to validate our strategy of taking ZYGO’s unique patented technology to selected markets,” Mr. Robinson continued. “We are achieving our internal milestones as they pertain to our semiconductor initiatives, as we continue to prudently invest in RD&E and support services associated with these initiatives.”

Highlights for the third quarter of fiscal 2006 included:

•	Orders and commitments for our Flat Panel tools continued to be strong at over $6.5 million.

•	We introduced our front-end semiconductor metrology tool, the Z3D 7000™.

•	Orders of $14.0 million were received from our lithography customers.

•	Cash and marketable securities increased to $63.1 million.

•	With a third quarter in a row of a positive book-to-bill, the Company had a record backlog of $79.3 million at the end of the quarter.

Mr. Robinson closed his remarks by stating, “The solid performance of the Company is especially gratifying as we have seen a strong performance in both our semiconductor and industrial segments. Our core businesses continue to perform well as is evident by our double digit operating profit. Our growth strategies have provided the Company with a number of opportunities upon which we continue to build.”

Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics, and electro-optical design and manufacturing services, serving customers in the semiconductor capital equipment and industrial markets.

Note: ZYGO’s teleconference to discuss the results of the third quarter of fiscal 2006 will be held at 6 PM Eastern Standard Time on April 27, 2006 and can be accessed by dialing 888-793-1698. This call is web cast live on ZYGO’s web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

All statements other than statements of historical fact included in this news release regarding our financial position, business strategy, plans, anticipated growth rates, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plans,” “strategy,” “project,” and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers, fluctuations in net sales to our major customer, manufacturing and supplier risks, dependence on and timing of new product development, rapid technological and market change, risks in international operations, dependence on proprietary technology and key personnel, length of the sales cycle, environmental regulations, and stock price. Further information on potential factors that could affect Zygo Corporation’s business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2005.

Zygo Corporation and Subsidiaries
Condensed Consolidated Statement of Operations
For the Quarter Ended March 31, 2006
(Unaudited)

(Thousands, except per share amounts)

Net sales
Products	$37,861
Development services	5,187

43,048

Cost of goods sold
Products	22,940
Development services	3,661

26,601

Gross profit	16,447

Selling, general, and administrative expenses	7,982
Research, development, and engineering expenses	3,939

Operating profit	4,526
Interest and other income, net:	636

Earnings before income taxes and minority interest	5,162

Income tax expense	(961)
Minority interest	(104)

Net Earnings	$4,097

Earnings per share:
Basic	$0.23

Diluted	$0.22